EXHIBIT 4

SECURITIES PURCHASE AGREEMENT

between

CEL-SCI CORPORATION

and

ERGOMED GROUP LIMITED

dated as of

November 5, 2025

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this "Agreement"), dated as November 5, 2025, is entered into by and between CEL-SCI Corporation, a Colorado corporation (the "Company") and Ergomed Group Limited, a private limited company organized under the laws of England and Wales ("Service Provider").

Recitals

WHEREAS, the Company has authorized the issuance by the Company of 375,000 shares (the "Shares") of the Company’s Common Stock, par value $0.01 per share (the "Common Stock").

WHEREAS, as of the date of this Agreement, the Company shall owe from time to time to the Service Provider fees for services (“Payables”) in connection with a master services agreement dated as of 19 April 2013, as amended (the "MSA"), and any Work Orders making up an integral part of the MSA, and together with the MSA, the "Principal Relationship Agreements").

WHEREAS, the service provider will resell the shares in partial satisfaction of the Payables balance in an amount equal to the Net Proceeds, if any, received by Service Provider upon any resale by Service Provider of the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Agreement:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in London or Colorado are authorized or required by Law to be closed for business.

"Closing" has the meaning set forth in Section 2.03.

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"Closing Date" has the meaning set forth in Section 2.03.

"Common Stock" has the meaning set forth in the recitals.

"Company" has the meaning set forth in the preamble.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, loans, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Service Provider" has the meaning set forth in the preamble.

"Service Provider Indemnitees" has the meaning set forth in Section 7.02.

"Payables" has the meaning set forth in the recitals.

"Disclosure Schedules" means the Disclosure Schedules delivered by the Company and Service Provider concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Exchange Act" has the meaning set forth in Section 3.06.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, that "Losses" shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company.

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"MSA" has the meaning set forth in the recitals.

"Net Proceeds" means proceeds in cash, checks or wire transfers, as and when received by Service Provider upon the sale of any Shares, net of out-of-pocket fees, costs and expenses paid or payable by Service Provider as a result of or relating to the sale of the Shares (including brokers’ fees, commissions or discounts, attorney’s fees (including attorney’s fees relating to review of this Agreement) and other taxes or transaction fees incurred in connection with such sale.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Registration Statement" has the meaning set forth in Section 6.01(c).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"SEC" has the meaning set forth in Section 3.06.

"SEC Documents" has the meaning set forth in Section 3.06.

"Securities Act" has the meaning set forth in Section 3.05.

"Shares" has the meaning set forth in the recitals.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Company shall issue 375,000 Shares to Service Provider in exchange for satisfaction of the Payables balance in an amount equal to the Net Proceeds.

Section 2.02 Transactions Effected at the Closing.

(a) At the Closing, Service Provider shall deliver to the Company:

(i) all documents, instruments or certificates required to be delivered by Service Provider at or prior to the Closing pursuant to Section 5.03 of this Agreement.

(b) At the Closing, the Company shall deliver to Service Provider:

(i) stock certificates evidencing the Shares; and

(ii) all agreements, documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 5.02 of this Agreement.

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Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the "Closing") remotely by electronic mail, or at such other time or on such other date or at such other place or by such other method as the Company and Service Provider may mutually agree upon orally or in writing (the day on which the Closing takes place, the "Closing Date"). If the Closing does not take place prior to December 31, 2025, either party may terminate this Agreement by written notice to the other party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Service Provider that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization, Qualification and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado and has full corporate power and authority to (a) enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Service Provider) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 3.02 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and non-assessable, and will be free of any Encumbrances or restrictions on transfer other than restrictions on transfer under this Agreement or under applicable securities laws or Encumbrances created or imposed by Service Provider.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent or waiver of, notice to or other action by any Person under, give rise to any rights under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of the Company (including without limitation any Contract with respect to any outstanding rights of first refusal, rights of first offer, pre-emptive rights, anti-dilution rights ,redemption or repurchase rights or registration rights); or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. Except as set forth in Section 3.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

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Section 3.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.05 Offering. Subject in part to the truth and accuracy of Service Provider’s representations set forth in Article IV of this Agreement, the offer, sale and issuance of the Shares are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and will not result in a violation of the qualification or registration requirements of any applicable securities laws of any U.S. state or any jurisdiction outside the U.S., and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

Section 3.06 Reports and Financial Statements; Absence of Certain Changes. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act and the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such documents, together with any documents otherwise filed by the Company with the SEC, the "SEC Documents"), and has previously furnished or made available to Service Provider true and complete copies of such SEC Documents and shall promptly deliver or make available to Service Provider any SEC Documents filed between the date hereof and the Closing Date. None of such SEC Documents, as of their respective dates (and as amended through the date hereof), contained or, with respect to SEC Documents filed after the date hereof, will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 19, 2018, there has been no event that would have a Material Adverse Effect, except as disclosed in Section 3.06 of the Disclosure Schedules and in the SEC Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SERVICE PROVIDER

Service Provider represents and warrants to the Company that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Service Provider. Service Provider is a private limited company properly organized under the Laws of England and Wales. Service Provider has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Service Provider of this Agreement, the performance by Service Provider of its obligations hereunder and the consummation by Service Provider of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Service Provider. This Agreement has been duly executed and delivered by Service Provider, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Service Provider enforceable against Service Provider in accordance with its terms.

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Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Service Provider of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the constitutional or other organizational documents of Service Provider; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Service Provider; or (c) require the consent, notice or other action by any Person under any Contract to which Service Provider is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Service Provider in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Restricted Securities. Service Provider acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Service Provider.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03, in each case, in form and substance reasonably satisfactory to Service Provider and the Company, and no such consent, authorization, order and approval shall have been revoked.

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Section 5.02 Conditions to Obligations of Service Provider. The obligations of Service Provider to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Service Provider's waiver (with the exception of (b) below), at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company contained in Article III shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b) The Company will have received the approval of the NYSE American for the issuance of the Shares. The Company (i) will take all reasonable steps to obtain such approval as soon as possible, (ii) maintain the NYSE American listing until all of the Shares have been sold or returned to the Company and (iii) pay all of the reasonable and customary fees and expenses incurred in connection with the listing of the Shares. In the event that the Shares are not listed with the NYSE American in accordance with the foregoing or the listing ceases to be maintained at any time, Service Provider shall have a right to return any unsold Shares to the Company for cancellation.

(c) This Agreement shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Service Provider.

(d) Service Provider shall have received a certificate of the Secretary of the Company certifying:

(i) that attached thereto are true and complete copies of all resolutions and other consents adopted by the board of directors of the Company authorizing and approving the execution, delivery, filing and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions and consents are in full force and effect as of the Closing and are all the resolutions and consents adopted in connection with the transactions contemplated hereby;

(ii) that attached thereto are true and complete copies of the certificate of incorporation and by-laws of the Company and that such organizational documents are in full force and effect as of the Closing; and

(iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

(e) The Company shall have delivered to Service Provider a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(f) The Company shall have delivered, or caused to be delivered, to Service Provider or its designated brokerage account each of the following, each in form and substance satisfactory to Service Provider:

(i) stock certificates evidencing the Shares; and

(ii) such other documents or instruments as Service Provider reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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Section 5.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or the Company's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Service Provider contained in Article IV shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b) This Agreement shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Company.

ARTICLE VI

COVENANTS

Section 6.01 Affirmative Covenants of the Company. Unless the Company has received the prior written consent or waiver of Service Provider, the Company shall be subject to each of the following covenants:

(a) The Company shall at all times maintain under the Laws of the state of Colorado its valid corporate existence and good standing and (ii) all material Permits necessary to the conduct of its businesses.

(b) The Company shall comply with all Laws applicable to it or its business, properties or assets, the violation of which would reasonably be expected to have a Material Adverse Effect.

(c) Promptly following the Closing, the Company shall register the Shares under a Registration Statement on Form S-3 under the Securities Act or an alternative applicable registration statement permitting resale of the Shares if it ceases to be eligible for Form S-3 (the "Registration Statement"). The Company (i) will take all reasonable steps to have the Registration Statement declared effective as soon as possible, (ii) maintain the effectiveness of such Registration Statement until all of the Shares have been sold thereunder or the Shares can be sold pursuant to Rule 144 of the Securities Act, (iii) take all reasonable steps to register the Shares under an and to have the Registration Statement declared effective as soon as possible, and (iii) pay all of the reasonable and customary fees and expenses incurred in connection with the registration of the Shares. In the event that the Shares are not registered on the Registration Statement in accordance with the preceding sentence or the Registration Statement ceases to be effective at any time, Service Provider shall have a right to return any unsold Shares to the Company for cancellation.

Section 6.02 Negative Covenant of Service Provider. Unless Service Provider has received the prior written consent or waiver of the Company, Service Provider shall not sell more than 2,000 shares per day. Ergomed agrees to make the Company selling the shares aware of this daily sale limitation.

Section 6.03 Payables Reduction/Application of Net Proceeds. The Payables will be decreased by the amount received by the Service Provider from the Net Proceeds. Service Provider will only sell Shares to pay amounts owed to Service Provider by the Company in connection with the Principal Relationship Agreements. The Service Provider shall not sell the Shares to the extent that Net Proceeds exceed the total of $10 million or any other total amount pursuant to an amendment of the Principal Relationship Agreements (the “Ceiling”). If the Ceiling is achieved with Net Proceeds, the Service Provider will return all unsold Shares to the Company within 30 (thirty) days from achieving the Ceiling.

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Section 6.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.05 Insolvency. If the Company (A) becomes insolvent, (B) is generally unable to pay, or fails to pay, its debts as they become due, (C) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, (D) makes or seeks to make a general assignment for the benefit of its creditors, (E) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business, or (F) is unable to pay, or fails to pay, the Payables as they become due, the Service Provider may return all unsold Shares to the Company.

Section 6.06 Public Announcements; Disclosure. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel the substance of which is to be promptly shared with counsel to Service Provider), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. The Company has determined that a Form 8-K will not be filed in connection with the transactions contemplated by this Agreement and agrees that no such filing shall be made. If the Company or any of its Affiliates or their respective representatives intend to disclose, or believe they are required to disclose, any information by judicial or administrative process or by other requirements of Law or any stock exchange concerning this Agreement, the transactions contemplated by this Agreement, including the resale of the Shares by Service Provider, or which includes the name of Service Provider or any of its Affiliates, the Company shall promptly notify Service Provider in writing of the proposed disclosure, including the specific wording intended to be used, shall incorporate any changes to such disclosure reasonably suggested by Service Provider, and shall not make public disclosure inconsistent therewith. In all circumstances, the Company shall disclose only that portion of such information which the Company is advised by its counsel in writing is legally required to be disclosed, provided that the Company shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, if reasonably requested to do so by Service Provider.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. The representations and warranties, covenants and agreements contained herein shall survive the Closing and shall remain in full force and effect following the Closing Date.

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Section 7.02 Indemnification By Company. Subject to the other terms and conditions of this ARTICLE VII, the Company shall indemnify and defend each of Service Provider and its Affiliates and their respective Representatives (collectively, the "Service Provider Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Service Provider Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement; or

(b) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement.

Section 7.03 Payments. Once a Loss is agreed to by the Company or finally adjudicated to be payable pursuant to this ARTICLE VII, the Company shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

Section 7.04 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Net Proceeds for Tax purposes, unless otherwise required by Law.

Section 7.05 Effect of Investigation. Neither the representations, warranties and covenants of the Company, nor the right to indemnification of any Service Provider Indemnitee making a claim under this ARTICLE VII with respect thereto, shall be affected or deemed waived by reason of any investigation made by or on behalf of an Service Provider Indemnitee (including by any of its Representatives) or by reason of the fact that an Service Provider Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of an Service Provider Indemnitee's waiver of any condition set forth in Section 5.02.

Section 7.06 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from breach of contract, fraud, criminal activity or wilful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.06 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses of either party, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party who incurred the costs and expenses.

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Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the seventh day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to the Company:	CEL-SCI Corporation
8229 Boone Boulevard, Suite 802
Vienna, Virginia 22182
Facsimile: (703) 506-9471
E-mail:
Attention: Geert Kersten, Chief Executive Officer

with a copy to:	Hart & Hart, LLC
Facsimile: (303) 839-5414
E-mail: harttrinen@aol.com
Attention: William T. Hart

If to Service Provider:	Ergomed Group Limited
1 Occam Court
Surrey Research Park
Guildford, GU2 7HJ
United Kingdom
E-mail:
Attention: Zubair Javeed

with a copy to:	Ergomed Group Limited
1 Occam Court
Surrey Research Park
Guildford, Surrey, GU2 7HJ
United Kingdom
E-mail: legal@ergomedgroup.com
Attention: Joanne Bletcher, Head of Legal

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Section 8.03 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that Service Provider may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CEL-SCI CORPORATION

/s/ Geert Kersten
Name: Geert R. Kersten
Title: Chief Executive Officer

ERGOMED GROUP LIMITED

/s/ Zubair Javeed
Name: Zubair Javeed
Title: Chief Financial Officer

DISCLOSURE SCHEDULES

Section 3.03 Approval of the issuance of the Shares by the NYSE American.

EXHIBITS

None.